Exhibit 4.7

SECOND AMENDMENT TO EXTENSION AND RESTATEMENT
OF CONVERTIBLE PROMISSORY NOTES

THIS SECOND AMENDMENT TO EXTENSION AND RESTATEMENT OF CONVERTIBLE PROMISSORY NOTES (this “Second Amendment to Extension”) is entered into effective as of the 30th day of September, 2011, by and between RICHFIELD OIL & GAS COMPANY (formerly Freedom Oil & Gas, Inc.), a Nevada corporation (“Maker”), and QUANTUM ENERGY & TECHNOLOGIES, LLC, a Utah limited liability company (“Holder”).

RECITALS:

A.            Maker executed that certain Extension and Restatement of Convertible Promissory Notes, dated March 31, 2011 (the “Extension”).

B.            Holder and Maker executed that certain Amendment to Extension and Restatement of Convertible Promissory Notes dated July 20, 2011 (the “Amendment”), whereby Maker paid $40,000 as a principal payment to Holder.

C.            The parties desire to further amend the Extension and Restatement of Convertible Promissory Notes as set forth below and to reach an accord and agreement on certain related matters.

NOW THEREFORE, in consideration of the above recitals and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.             Principal Payment. The $160,000 principal payment due no later than August 15, along with the $20,000 late fee, as set forth in paragraphs 1 and 2 of the Amendment, respectively, shall be added to the $500,000 principal balance due January 31, 2012 (the “Due Date”). The $20,000 late fee shall not bear interest. An additional late payment fee equal to $20,000 shall also be payable on the Due Date. Thus, the total sum of $700,000 shall be payable on the Due Date together with accrued interest on the principal.

2.             Assignment of Stock. Maker agrees to transfer and assign to Holder fifty thousand (50,000) shares of Makers common stock.

3.             Default Status. Holder agrees not to declare Maker in default of Maker's financial obligations to Holder in connection with Maker's failure to timely make payment in accordance with the Extension or Amendment, and acknowledges that, as a result of this Second Amendment to Extension, no such default exists or has existed as of the date of this Second Amendment to Extension.

4.             Miscellaneous. This Second Amendment to Extension supersedes any and all other provisions of the Extension which are in conflict with this instrument. This Second Amendment to Extension constitutes the full and complete agreement between the parties hereto relating to the matters set forth herein. All other provisions of the Extension not modified herein shall remain in full force and effect and are incorporated herein.

5.             Counterparts and Electronic Signatures. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed enforceable without production of the others. The parties further agree that transmission of this Second Amendment with its facsimile (or electronically/digitally captured) signatures shall suffice to bind the party transmitting the same to this Second Amendment in the same manner as if an original signature had been delivered.

IN WITNESS WHEREOF, the parties have executed this Amendment to Extension effective as of the date set forth above.

MAKER:		HOLDER:

RICHFIELD OIL & GAS COMPANY		QUANTUM ENERGY &
TECHNOLOGIES, LLC

By:	/s/ J. David Gowdy	By: Endeavor Capital Group, LLC
Name: J. David Gowdy		Its: Manager
Title: President/CEO
		By:	/s/Joseph T. Sorenson
Address:		Name: Joseph T. Sorenson
15 W. South Temple, Suite 1050		Title:
Salt Lake City, UT 84101
Address:
6440 S. Wasatch Blvd., Ste. 105
Salt Lake City, Utah 84121